As filed with the Securities and Exchange Commission on November 6, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMNIVISION TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0401990
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4275 Burton Drive

Santa Clara, California 95054

(Address of Principal Executive Offices)

2009 Employee Stock Purchase Plan

(Full Title of the Plans)

Shaw Hong

President and Chief Executive Officer

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, California 95054

(408) 567-3000

(Name, address , including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq.	Y. Vicky Chou
Wilson Sonsini Goodrich & Rosati	Vice President of Global Management and
Professional Corporation	General Counsel
650 Page Mill Road	OmniVision Technologies, Inc.
Palo Alto, CA 94304-1050	4275 Burton Drive
(650) 493-9300	Santa Clara, California 95054
(408) 567-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share to be issued under the 2009 Employee Stock Purchase Plan	2,500,000 shares	$12.06	$30,150,000	$1,682.37
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the 2009 Employee Stock Purchase Plan (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of OmniVision Technologies, Inc. common stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and the low selling prices per share of the Registrant’s common stock as reported on the NASDAQ Global Market on November 3, 2009, which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

On September 24, 2009, the stockholders of OmniVision Technologies, Inc. (the “Company” or “Registrant”) approved the 2009 Employee Stock Purchase Plan (the “2009 Plan”).  The total number of shares reserved for issuance under the 2009 Plan is 2,500,000 shares of the Company’s common stock.

This Registration Statement on Form S-8 relates to the registration of these 2,500,000 shares of the Registrant’s common stock reserved for issuance under the 2009 Plan.

OMNIVISION TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the Commission on July 1, 2009 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009, filed with the Commission on September 9, 2009 pursuant to Section 13(a) of the Exchange Act.

(c)                                  The Company’s Current Report on Form 8-K filed with the Commission on September 25, 2009 pursuant to Section 13 of the Exchange Act.

(d)                                 The description of the Company’s common stock contained in the Company’s Registration Statement No. 000-29939 on Form 8-A filed with the Commission on September 12, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.  Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Company’s Restated Certificate of Incorporation provides for the indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law.

The Company enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Company’s Restated Certificate of Incorporation, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Company are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of their being or having been a director or an officer of the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2009 Employee Stock Purchase Plan.*
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).

*   Incorporated by reference to exhibits filed with the Company’s Schedule 14A on July 31, 2009.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of November, 2009.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Shaw Hong and Anson Chan as his attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHAW HONG	President, Chief Executive Officer and Director	November 6, 2009
(Shaw Hong)	(Principal Executive Officer)

/s/ ANSON CHAN	Chief Financial Officer (Principal Financial and	November 6, 2009
(Anson Chan)	Accounting Officer)

/s/ JAMES HE	Chief Operating Officer and Director	November 6, 2009
(James He)

/s/ JOSEPH JENG	Director	November 6, 2009
(Joseph Jeng)

/s/ ANDREW WANG	Director	November 6, 2009
(Andrew Wang)

/s/ DWIGHT STEFFENSEN	Director	November 6, 2009
(Dwight Steffensen)

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2009 Employee Stock Purchase Plan.*
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).

*   Incorporated by reference to exhibits filed with the Company’s Schedule 14A on July 31, 2009.